UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

Current Report
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 7, 2009 (December 3, 2009)

RODOBO INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50340	75-2980786
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

380 Changjiang Road, Nangang District, Harbin, PRC	150001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +86-0451-82260522

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2009, the Board of Directors of Rodobo International, Inc. elected Mr. James Hu and Mr. Jie Li as directors of the registrant.  Mr. Hu and Mr. Li are expected to be members of the registrant’s audit committee and compensation committee once each is formed.

Mr. Hu and Mr. Li are independent directors as such term is defined by NASDAQ Listing Rule 5605(a)(2) and as a result of their election, the majority of the directors constituting the Board of Directors of the registrant are independent directors.

Mr. Hu, 36, has been a director of General Steel Holdings Inc. (NYSE: GSI) since February 2009.  Mr. Hu is currently Head of Credit Analysis at Standard Chartered Bank (China) Limited, where he manages risk assessment on large Chinese state owned entities and private companies. Mr. Hu has been employed by Standard Chartered Bank (China) Limited since April 2006.  Previously, Mr. Hu was a Senior Auditor with Deloitte Touche Tohmatsu in the U.S. before moving on to hold management positions at both U.S. and China-based firms, with significant experience in mergers and acquisitions analysis and Sarbanes-Oxley implementation. His education includes a Bachelor’s degree in Economics from the University of California at Berkeley and a Masters degree in Business Administration from the Darden Graduate School at the University of Virginia. He is a California licensed certified public accountant.

Mr. Li, 40, has served as the Chief Financial Officer of China Automotive Systems Inc. (NASDAQ: CAAS) since September 2007 and prior to that position he served as the Corporate Secretary from December 2004. Prior to joining China Automotive Systems Inc. in September 2003, Mr. Li was the Assistant President of Jingzhou Jiulong Industrial Inc from 1999 to 2003 and the general manger of Jingzhou Tianxin Investment Management Co. Ltd. from 2002 to 2003. Mr. Li has a Bachelor's degree from the University of Science and Technology of China. He also completed his graduate studies in economics and business management at the Hubei Administration Institute.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RODOBO INTERNATIONAL, INC.

Date: December 3, 2009	By:	/s/ Yanbin Wang
Yanbin Wang
Chief Executive Officer